FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group, Inc.

Investor Relations

610-727-6900

IR@internetcapital.com

INTERNET CAPITAL GROUP ACQUIRES AN APPROXIMATELY 40% STAKE IN CHANNEL INTELLIGENCE

Wayne, PA -- November 28, 2006 -- Internet Capital Group, Inc. (Nasdaq: ICGE) today announced that it has acquired an approximately 40% interest, on a primary basis, in Channel Intelligence, Inc. ("Channel Intelligence" or "CI"). Channel Intelligence, a leader in technology innovation for Web-initiated commerce, is based in Orlando, Florida. ICG purchased $15 million of Series F Preferred Stock of Channel Intelligence and will designate two of five Board seats.

Channel Intelligence provides manufacturers, retailers and shopping destination sites with robust data optimization solutions that make it easier for consumers to find products on the Web for purchase either online or in local retail stores. CI's patented technology also offers e-commerce marketers with essential reporting and analytics tools enabling them to better manage their online marketing and merchandising channels.

"Channel Intelligence represents a valuable addition to the ICG network," said Doug Alexander, Managing Director of Internet Capital Group. "With a Web-enabled platform that serves as a foundation for building and tracking effective marketing and merchandising strategies, a highly scalable solution that captures important transactional data and a large market opportunity, Channel Intelligence falls directly in the bull's-eye of ICG's acquisition thesis. We believe CI is well positioned to create long-term value for ICG and its stockholders."

Channel Intelligence generates revenue primarily through subscription-based service models, with expected 2006 revenue of approximately $10 million. CI's patented optimization technology and data solutions currently manage and syndicate information on millions of products to over 50 shopping destinations every day. CI's clients include nearly 200 of the top merchandising and retail brands such as Best Buy, Circuit City, Canon, HP Home and Home Office, OfficeMax, Panasonic, PETCO and Target.

"We are delighted to partner with ICG," said Rob Wight, CEO and co-founder of Channel Intelligence. "We think ICG is an ideal fit for Channel Intelligence because of the tremendous expertise ICG has to offer. This financing will allow us to drive forward our strategy for innovation in the ecommerce marketplace to help retailers leverage profitable Web strategies through our SellCast™ product, enable manufacturers to streamline and improve their consumers' product experiences through SellPath® and allow shopping sites to provide their customers the most accurate, organized and up-to-date product information with SellCore™."

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

About Channel Intelligence
Based in Orlando, Florida, with offices in Geneva, Switzerland, Channel Intelligence is a leading provider of innovative data solutions that make it easy for online shoppers to find and buy products, whether they start at retailer sites, manufacturer sites or destination shopping sites. CI's patented optimization technology and data solutions currently manage and syndicate information on millions of products to over 50 shopping destinations every day. CI customers include nearly 200 of the best known retail and manufacturing brands such as Best Buy, Baby Universe, Black & Decker, Canon, Circuit City, Electronic Arts, eToys Direct, Fujifilm, HP Home and Home Office, ICE.com, Idea Forest (Joann.com), LG Electronics, Northern Tool + Equipment, Neiman Marcus Group, Olympus, Panasonic, PC Mall, PETCO, Smart Bargains, Target, The Inside Store and Things Remembered. For more information, visit the company's website at http://www.channelintelligence.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.